Moore Stephens Lovelace, P.A.
                                  [letterhead]


October 19, 2001



Securities and Exchange Commission
450 Fifth Street, Northwest
Mail Stop 9-5
Washington, DC  20549

Dear Sir/Madam:

We have read Item 4 of Form 8-K of Pelican Properties International Corp., dated October 18, 2001, and are in agreement with the statements contained in paragraphs (a)(i), (ii), (iv) and (v) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Moore Stephens Lovelace, P.A.

Moore Stephens Lovelace, P.A.

cc: Mr. Nathan Roesing, Chief Operating Officer
    Pelican Properties International Corp.

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